SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

[X]

Preliminary Information Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[   ]

Definitive Information Statement

PTS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]

None required

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)

Title of each class of securities to which transaction applies:

2)

Aggregate number of securities to which transaction applies:

3)

Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):

4)

Proposed maximum aggregate value of transaction:

5)

Total fee paid:

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Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)

and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1)

Amount previously paid:

2)

Form, Schedule or Registration Statement No.:

3)

Filing Party:

4)

Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

PTS, INC.

5155 Spectrum Way, Unit #5

Mississauga, ON, Canada L4W5A1

INFORMATION STATEMENT

(Preliminary)

GENERAL INFORMATION

This Information Statement of PTS, Inc., a Nevada corporation (“Company”), has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), on or about February 28,  2011, to our shareholders of record as of the close of business on February 12, 2011 (“Record Date”), to notify such shareholders that on January 21, 2011 (i) the Company’s Board of Directors approved an amendment to our Articles of Incorporation to decrease the authorized shares of our capital stock to 50,000,000 by effecting a reverse stock split on the basis of 1 share for 100 shares, subject to shareholder approval; (ii) our Board of Directors set February 12, 2011, as the record date for shareholders entitled to vote on the amendment; and (iii) the Company received the written consent in lieu of a special meeting of shareholders from shareholders holding 15,000,000 shares of our Series D Preferred Stock entitled to 200 votes per share, for a total of 3,000,000,000 votes, representing approximately 50.1% of our total voting stock (“Majority Shareholders”), approving of the Company amending the Articles of Incorporation to decrease the number of authorized shares of capital stock to from 5,000,000,000  to 50,000,000.

While the above actions have been approved by a majority of our outstanding shares in accordance with Nevada Corporate Law, the rules of the Securities and Exchange Commission provide that the above actions cannot take effect until at least 20 days after this information statement has first been sent to our shareholders.  We anticipate that the actions contemplated hereby will be effected on or about the close of business on March 21, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other similar persons to forward this Information Statement to the beneficial owners of our voting securities, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

You are being provided with this Information Statement pursuant to Section 14 (c) of the Exchange Act and Regulation 14C promulgated thereunder, and, in accordance therewith, the amendment to our Articles of Incorporation will not be filed with the Secretary of State of Nevada or become effective until at least 20 calendar days after the mailing of this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street,, N.E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings will also be available to the public at the SEC’s web site at http://www.sec.gov.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report, which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address and telephone number:

PTS, Inc.,

5155 Spectrum Way, Unit #5

Mississauga, ON, Canada L4W5A1

Telephone: (800) 338-5412

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.

Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

2.

Form 10-Q for the quarter ended March 31, 2010;

3.

Form 10-Q for the quarter ended June 30, 2010; and

4.

Form 10-Q for the quarter ended September 30, 2010

OUTSTANDING VOTING SECURITIES

The holders of our Common Stock are entitled to one vote per share. The holders of our Series A and Series D Preferred Stock are entitled to vote on all matters submitted to the shareholders for a vote, including the election of directors.  Currently, the holders of our Series A Preferred Stock are entitled to 75 votes per share of Series A Preferred Stock they own. Currently, the holders of our Series D Preferred Stock are entitled to 200 votes for each share of Series D Preferred Stock they own.  The holders of the Series D Preferred Stock in the aggregate have the power to cast a total of 3,000,000,000 votes, the holders of our Series A Preferred Stock in the aggregate have the power to cast a total of 145,312,500 votes and the holders of our Common Stock are entitled to cast a total of 2,776,969,386 votes.  Therefore, the total votes that may be cast by all of our shareholders is 5,922,281,886.

On the Record Date, persons entitled to cast 3,000,000,000 votes (or 50.1% of total votes entitled to be cast) voted to approve the amendment to our Articles of Incorporation to effect the reverse stock split..

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 12, 2011 the beneficial ownership of any class of the Company’s outstanding stock: (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding equity securities, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group.    Also, unless otherwise indicated, each person named in the table below has the sole voting and investment power with respect to the shares of our common and preferred stock which he, she or it beneficially owns.

Name and Address (1)	Number of Shares Beneficially Owned	Class	Percentage Beneficially Owned(2)
Marc Pintar, Interim Chief Executive Officer, Interim Chief Financial Officer and Interim Chairman of the Board of Directors	10,000,000	Common Stock	Less than 1%
Total for all directors and executive officers (1 person)	10,000,000	Common Stock	Less than 1%
AWI, Inc.	1,937,500	Series A Preferred(3)	100%
Teresa Rubio	15,000,000	Series D Preferred(4)	100%
All officers and directors as a group (1 person)	10,000,000	Common Stock	Less than 1%

(1)

(1) Unless indicated otherwise, the address for each of the above listed is c/o PTS, Inc., 5155 Mississauga, ON, Canada L4W5A1.

(2)

(2) The above percentages are based on 2,776,969,386 shares of common stock, 1,937,500 shares of Series A Preferred Stock and 15,000,000 shares of Series D Preferred Stock issued and outstanding as of February 12, 2011.

(3)

(3) The Company has twenty million (20,000,000) shares of Series A Preferred Stock authorized with each share convertible to 75 shares of common stock. Each share of Series A Preferred Stock has 75 votes. As of February 12, 2011, there were 1,937,500 shares of Series A outstanding.

(4)

(4) The Company has twenty million (20,000,000) shares of Series D Preferred Stock designated with each share of Series D Preferred Stock being entitled to 200 votes per share.  As of the February 12, 2011, there were 15,000,000 shares of Series D Preferred Stock outstanding.

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of PTS, Inc.

There are no arrangements or understandings among members of both the former and the new control groups and their associates with respect to election of directors or other matters.

THE APPROVAL OF AN AMENDMENT TO OUR ARTICLES

OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK

ACTION NO.  1

Overview

Overview

The Company currently has authorized capital stock of 5,000,000,000 shares, including 4,800,000,000 shares of common stock, 200,000,000 shares of preferred stock. On January 21, 2011, our Board of Directors, and on February 12, 2011, the shareholders holding a majority of the voting rights in the Company, approved an amendment to the Articles of Incorporation to effect a reverse split of the issued and outstanding shares of our authorized capital stock on a ratio of one share for every 100 shares (1:100). The reverse split will apply to both our common stock and preferred stock.

The Board of Directors believes that the price of the Common Stock is too low and could be a deterrent for some, if not most of the companies with whom the Company is currently trying to conduct business. The Board of Directors also believes the share price is too low to attract potential merger and acquisition candidates and investors to buy our Common stock.  While the Company is in discussions with several potential merger and/or acquisition candidates, no formal agreements have been executed by the Company and any such candidates. Our shareholders will have an opportunity to vote in “favor” of or “against” any merger or acquisition transactions pursuant to the corporation laws of the State of Nevada.

To proportionately raise the per share price of the Common Stock by reducing the number of outstanding shares, the Board of Directors believes that it is in the best interests of the Company’s shareholders to implement a reverse stock split.  In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investment guidelines for certain institutional investors and investment funds. The Board of Directors also believes that the Company’s shareholders will benefit from relatively lower trading costs for a higher priced stock.  The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.  The Board of Directors is not implementing the reverse stock split in anticipation of any “going private” transaction and the reverse stock split will not have a “going private” effect.

MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

The reverse stock split will be effected simultaneously for all of the authorized capital stock and the ratio will be the same for all of our Common Stock and Preferred Stock.  The reverse stock split will not materially affect any stockholder’s percentage ownership interest in the Company.

            The principal effects of the reverse stock split will be to reduce (i) the number of authorized shares of the Common Stock from 4,800,000,000 to 48,000,000 shares; (ii) the number of authorized shares of Preferred Stock from 200,000,000 to 2,000,000; (iii) the number of shares of our Common Stock issued and outstanding from 2,776,969,386 to 27,769,693; (iv) the number of shares of Series A Preferred Stock issued and outstanding from 1,937,500 to 19,375; and (v) the number of shares of Series D Preferred Stock issued and outstanding from 15,000,000 to 150,000. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares).  In the event the reverse split results in fractional shares, the Company will issue one whole share for each fractional share. Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. Other than the value of one whole share of post-reverse stock split Common Stock or Preferred Stock that will be issued by the Company in exchange for fractional shares held by a shareholder, no gain or loss should be recognized by a shareholder upon a shareholder’s exchange of pre-reverse split shares for post-reverse stock split shares. See “FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT,” below.

NO APPRAISAL OR DISSENTER’S RIGHTS

Under Nevada Law, shareholders are not entitled to appraisal or dissenter’s rights with respect to the proposed amendment to the Articles of Incorporation to effect the reverse stock split and we will not independently provide shareholders with any such right.

EFFECT ON REGISTERED AND BENEFICIAL SHAREHOLDERS

Upon the effectiveness of the reverse stock split, the Company intends to treat shareholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.”  However, such banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split.  Shareholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

The Company will promptly file Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation. The reverse stock split will become effective as of March 21, 2011, which is referred to as the “effective date.”

Beginning on the effective date, each certificate representing the pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.  The text of the Articles of Amendment is set forth in Appendix A to this Information Statement.  The text of the Articles of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

CERTAIN RISK FACTORS ASSOCIATED WITH THE REVERSE STOCK SPLIT

Implementation of the reverse stock split entails various risks and uncertainties, including, but not limited to, the following:

o

There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

o

After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

o

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investment guidelines of institutional investors or investment funds.  As a result, the trading liquidity of the Common Stock may not necessarily improve.

o

The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT

Release No. 34-15230 of the Staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device.  However, the purpose of the reverse stock split is to raise the per share price of the Common Stock and to attract potential institutional investors and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that could be favored by a majority of the independent shareholders, the Company has no intent or plan to employ the resulting additional unissued authorized shares as an anti-takeover device.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of the material federal income tax consequences of the proposed reverse stock split.  This discussion is based on the Internal Revenue Code, the treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities and persons who acquired their Common or Preferred Stock as compensation).  In addition, this summary is limited to shareholders who hold their Common Stock or Preferred Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER RELATED TO THE REVERSE STOCK SPLIT.

Other than the issuance of one whole share of post-reverse stock split Common Stock and Preferred Stock for fractional shares, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares.  The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. Shareholders who receive one whole share of post-reverse stock split Common or Preferred Stock may recognize gain or loss based on their adjusted basis in the fractional share interests exchanged for such additional whole share of Common Stock or Preferred Stock However, the tax impact on any individual shareholder would not be material.  A shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Approval of Action No. 1

The Majority Shareholders have approved the amendment to our Articles of Incorporation to effect a reverse stock split of our authorized capital stock.  The number of shares voted to approve the plan was sufficient under Nevada corporate law.

Deadline for Receipt of Shareholder Proposals for the 2012 Annual Meeting

As of the date of the mailing of this Information Statement, the Company had received no request by any shareholder(s) regarding additional proposals to be properly considered during the 2011 Annual Meeting.  Proposals submitted by shareholders of the Company which are intended to be presented at the Company’s 2012 Annual Meeting of Shareholders, must be received by the Company no later than February 28, 2012, and otherwise conform with the Company’s Articles of Incorporation, Bylaws and applicable laws and regulations in order to be included in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS INFORMATION STATEMENT IS FOR INFORMATION PURPOSES ONLY.

COPIES OF THE COMPANY’S OTHER ANNUAL, QUARTERLY AND CURRENT REPORTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, ARE AVAILABLE AND CAN BE ACCESSED AND DOWNLOADED VIA THE INTERNET AT THE SECURITIES AND EXCHANGE COMMISSION EDGAR ARCHIVES AT WWW.SEC.GOV, BY SIMPLY TYPING IN “PTS, INC.”

OR, PLEASE WRITE TO:

PTS, Inc.

5155 Spectrum Way, Unit #5

Mississauga, ON, Canada L4W5A1

AND THE COMPANY WILL PROVIDE COPIES OF ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN TO YOU AT NO CHARGE.

By Order of the Board of Directors

/s/ Marc Pintar

Marc Pintar

Director, President and

Chief Executive Officer

Date:  February 28, 2011

APPENDIX A

Certificate of Amendment

of

Articles of Incorporation

of

PTS, Inc.

Article IV Section I of  the Articles of Incorporation is hereby amended to read in its entirety as follows:

The authorized capital stock of the Corporation is Fifty Million (50,000,000) shares of which Forty Eight Million (48,000,000) shares, with a par value of $.00001 per share, shall be designated “Common Stock” and Two Million (2,000,000) shares, with a par value of $.001 per share, shall be designated “Preferred Stock.”